Exhibit 4.51

INTELLECTUAL PROPERTY RIGHT LICENSE AGREEMENT

This Intellectual Property Right License Agreement (the "Agreement") entered in Beijing the People's Republic of China (the “PRC,” excluding the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan, for the purposes of this Agreement), dated August 18 of 2017 (the “Effective Date”), by and between

(1)	The Licensor:Shanghai Renren Automobile Technology Company Limited.

Legal Address: Room 917-918, No328, Jiajian Road Jiading District, Shanghai, China

Legal Representative: Liu Jian

and

(2)	The Licensee: Shanghai Jieying Automobile Sales Co., Ltd.

Legal Address: Room 105, First Floor of Lane 2, No.333 of Fengrao Road, Jiading District, Shanghai, China

Legal Representative: Wang Mingli

WHEREAS:

A.	The Licensor, a wholly foreign-owned enterprise registered in Shanghai under the laws of the PRC, is the lawful owner of certain intellectual property rights listed in Exhibit 1 of this Agreement (the “Intellectual Property Rights”);

B.	The Licensee, a limited liability company registered in Shanghai under the laws of the PRC, is licensed to engage in the business of providing value-added telecommunications services;

C.	The Licensor agrees to license the Intellectual Property Rights to the Licensee in accordance with the terms and conditions set forth herein and the Licensee agrees to accept the license on the terms and conditions set forth herein;

NOW THEREFORE, on the basis of mutual benefit and friendly negotiation, the Licensor and the Licensee agree as follows:

1.	Grant of License

1.1	Covered Intellectual Property Rights

Under the terms and conditions hereinafter set forth, the Licensor hereby grants to the Licensee, and the Licensee accepts from the Licensor, a non-exclusive license, to use parts of or all of the Intellectual Property Rights, in the Licensee’s operations in the PRC. Without the Licensor’s prior written consent, the Licensee shall not, by license, sublicense, assignment or in any other manner, permit a third party to use the Intellectual Property Rights.

1.2	Scope

1.2.1	The Licensee shall only use the Intellectual Property Rights in its own normal business operations. Without the Licensor’s consent, the Licensee shall not use the Intellectual Property Rights for any other purpose or when providing services to any third party.

1.2.2	The License in this Agreement is effective in the PRC (the “Licensed Territory”), and the Licensee agrees that without the prior written consent of the Licensor, it will not make, or authorize, any direct or indirect use of the Intellectual Property Rights in any regions other than the Licensed Territory.

1.3	Licensee's confirmation

The Licensee confirms that it does not have any rights, titles or interests of the Intellectual Property Rights except the rights, titles and interests provided for under this Agreement.

1.4	Prohibitions

Licensee undertakes that, at any time either during or after the Term, it shall not:

1.4.1	commit any act which affects the rights of Licensor in relation to any of the Intellectual Property Rights; or

1.4.2	apply for the registration of any of the Intellectual Property Rights or any similar intellectual property right in any country or region in the world.

2.	Payment

The Licensee agrees to pay to the Licensor license fees determined in accordance with the calculation method and the form of payment as set forth in Exhibit 2.

3.	Goodwill

The Licensee recognizes the value of the goodwill associated with the Intellectual Property Rights and the relevant rights, and acknowledges that the Intellectual Property Rights and goodwill (including but not limited to the goodwill deriving from the Licensee's use) pertaining thereto shall be the sole and exclusive property of the Licensor.

4.	Confidentiality

4.1	The Licensee shall protect and maintain the confidentiality of any and all confidential data and information, including without limitation all technological, financial, human resource, strategic and any other relevant information of the other Party, acknowledged or received by the Licensee from the Licensor (collectively, the "Confidential Information"). Upon termination or expiration of this Agreement, the Licensee shall, at the Licensor's option, return all and any documents, information or software containing any of such Confidential Information to the Licensor or to the maximum extent permitted by applicable laws of the PRC, destroy and delete such Confidential Information from any electronic devices. The Licensee shall not disclose, grant or transfer any Confidential Information to any third party. The Licensee shall disclose the Confidential Information to the necessary employees, agents or consultants using measures reasonably calculated to ensure the security of the Confidential Information, and shall urge the necessary employees, agents or consultants to observe the obligations under this Agreement.

4.2	The above limitations shall not apply to the situations as follows:

4.2.1	the Confidential Information becomes available to the public other than by the Licensee’s disclosure of such Confidential Information;

4.2.2	the Licensee acquired the Confidential Information directly or indirectly from other sources before receiving it from the Licensor; or

4.2.3	where the Confidential Information is required by law to be disclosed, or, based on general operational needs, should be disclosed to legal or financial advisors.

4.3	This Article 4 shall survive the termination, rescinding or modification of this agreement.

5.	Representations and Warranties

5.1	The Licensor represents and warrants as follows:

5.1.1	the Licensor is a company duly registered and in good standing under the applicable laws of the PRC;

5.1.2	the Licensor, subject to its business scope, has full right, power, authority and capacity and all necessary consents and approvals of any third party and government authorities to execute and perform this Agreement, which shall not be against any enforceable and effective laws or contracts;

5.1.3	upon its execution by the Licensee, this Agreement will constitute a legal, valid and binding agreement of the Licensor and will be enforceable against the Licensor in accordance with its terms; and

5.1.4	the Licensor is the lawful owner of, and has sole and exclusive rights and interests in any intellectual property rights (including without limitation to copyright, trademark right, patent, know-how and trade secrets, etc.) in connection with, the Intellectual Property Rights.

5.2	The Licensee represents and warrants as follows:

5.2.1	the Licensee is a company duly registered and in good standing under the applicable laws of the PRC, and is approved by the relevant authorities to provide value-added telecommunications services;

5.2.2	the Licensee, subject to its business scope, has full right, power, authority and capacity and all necessary consents and approvals of any third party and government authorities to execute and perform its obligations under this Agreement;

5.2.3	the Licensee will not use or authorize the use of any Intellectual Property Rights or symbols which the Licensor judges, at its sole discretion, to be similar to the Intellectual Property and could cause confusion;

5.2.4	upon its execution by the Licensor, the Agreement will constitute a legal, valid and binding agreement of the Licensee and will be enforceable against the Licensee in accordance with its terms upon its execution;

5.2.5	the Licensee shall assist the Licensor to the extent necessary in the procurement of any protection or to protect any of the Licensor's rights to the Intellectual Property Rights. In the event any third party lodges a claim concerning the Intellectual Property Rights, the Licensor, if it so desires, may commence or prosecute any claims or lawsuits in its own name or in the name of the Licensee or join the Licensee as a party thereto. In the event any third party infringes any Intellectual Property Rights, the Licensee shall notify the Licensor in writing of any such infringements, or imitation by others of the Intellectual Property Rights which may come to the Licensee's attention, and the Licensor shall have the sole right to determine whether or not any action shall be taken on account of any such infringements;

5.2.6	the Licensee shall use the Intellectual Property Rights only in accordance with this Agreement and shall not use the Intellectual Property Rights in any way that, in the opinion of the Licensor, is deceptive, misleading or in any way damaging to such Intellectual Property Rights or the reputation of the Licensor; and

5.2.7	without the Licensor’s consent, the Licensor shall not, and shall not license a third party to, modify, improve or develop the licensed software hereunder in any manner. During the effective protection period of the licensed software, the Licensee agrees that, to the extent permitted by the PRC laws, if there are any results from its modification or improvement to the licensed software or any new software developed based on the licensed software (collectively “Improved Software”), any ownership (including without limitation copyright) of such Improved Software as well as any rights and interests relating to such ownership shall belong to the Licensor. Notwithstanding any contrary provisions in the PRC laws providing that ownership to the Improved Software shall belong to the Licensee, the Licensee covenants and agrees to transfer the ownership on the Improved Software to the Licensor without consideration.

6.	[RESERVED]

7.	Quality

The Licensee shall use its best efforts to ensure that its operations protect and enhance the reputation of the Intellectual Property Rights.

8.	Promotion Material

In all cases where the Licensee makes promotion material involving the Intellectual Property Rights, the production costs of such material thereof shall be borne by the Licensee. All copyrights or other intellectual property rights of such material concerning the Intellectual Property Rights thereto shall be the sole and exclusive property of the Licensor whether developed by the Licensor or the Licensee.

The Licensee agrees not to advertise or publicize any of the Intellectual Property Rights on radio, television, papers, magazines, the Internet without the prior written consent of the Licensor.

9.	Effective Date and Term

9.1	This Agreement has been duly executed when it is duly signed by an authorized representative of each party and shall be effective as of the Effective Date. The term of this Agreement is five (5) years unless earlier terminated as set forth in this Agreement and shall be automatically extended for additional one (1) year terms unless either party provides the other party with notice of its desire to terminate this Agreement.

9.2	Unless any other provisions set forth in written form, this Agreement shall be applicable to any other intellectual property rights licensed to the Licensee within the term of this Agreement. After the execution of this Agreement, the Licensor and Licensee shall review this Agreement every three (3) months to determine whether to make any amendment or supplement to this Agreement.

10.	Record Filing

Within three (3) months of the execution of this Agreement, both the Licensor and the Licensee shall, in compliance with the law of China, make a record filing of the copy of the Agreement to the relevant authorities. Both the Licensor and the Licensee agree to execute or furnish the relevant documents required in line with the principal hereof and relevant laws.

11.	Termination

11.1	This Agreement shall expire on the date due or the date when the Licensor's right of ownership terminates unless this Agreement is extended as set forth above.

11.2	Without prejudice to any legal or other rights or remedies of the party that requests for termination of this Agreement, any party has the right to terminate this Agreement immediately with written notice to the other party in the event the other party materially breaches this Agreement including without limitation to Sections 5.2.5, 5.2.6, or 5.2.7 of this Agreement and fails to cure its breach within 30 days from the date it receives written notice of its breach from the non-breaching party.

11.3	During the term of this Agreement, the Licensor may terminate this Agreement at any time with a written notice to the Licensee 30 days before such termination. The Licensee shall not terminate this Agreement in prior.

11.4	Article 3, 4, 5.2.5, 5.2.6, or 5.2.7, 15 and 16 shall survive the termination or expiration of this Agreement.

12.	Force Majeure

12.1	Force Majeure means any event that is beyond the party's reasonable control and cannot be prevented with reasonable care including but not limited to the acts of governments, nature, fire, explosion, typhoon, flood, earthquake, tide, lightning and war. However, any shortage of credit, capital or finance shall not be regarded as an event of Force Majeure. The party affected by Force Majeure shall notify the other party without delay.

12.2	In the event that the affected party is delayed in or prevented from performing its obligations under this Agreement by Force Majeure, only within the scope of such delay or prevention, the affected party will not be responsible for any damage by reason of such a failure or delay of performance. The affected party shall take appropriate measures to minimize or remove the effects of Force Majeure and attempt to resume performance of the obligations delayed or prevented by the event of Force Majeure, and the affected party will not be responsible to such performance and will only be responsible to the delayed parts of performance. After the event of Force Majeure is removed, both the Licensor and the Licensee agree to resume the performance of this Agreement with their best efforts.

13.	Notices

Notice or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and shall be deemed to be duly given when it is delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service to the address set forth below.

The Licensor: Shanghai Renren Automobile Technology Company Limited.

Address	:	Room 917-918, No328, Jiajian Road Jiading District, Shanghai, China
Tel	:	86-10-84481818
Addressee	:	Liu Jian

The Licensee: Shanghai Jieying Automobile Sales Co., Ltd.

Address	:	Room 105, First Floor of Lane 2, No.333 of Fengrao Road, Jiading District, Shanghai, China
Tel	:	86-10-84481818
Addressee	:	Wang Mingli

14.	Re-Transfer, Re-License

This agreement and all the rights and duties hereunder are personal to the Licensee. The Licensee agrees that it will not assign, lease or pledge to any third party without the written consent of the Licensor.

15.	Settlement Of Disputes

15.1	The Licensor and the Licensee shall strive to settle any disputes arising from the interpretation or performance of this Agreement through negotiations in good faith. In the event that no settlement can be reached through negotiation within 30 days after one party issues a negotiating notice, either party may submit such matter to the Beijing headquarters of the China International Economic and Trade Arbitration Commission (the “CIETAC”). The arbitration shall follow the current rules of CIETAC, and the arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding upon the Licensor and the Licensee and shall be enforceable in accordance with its terms.

15.2	Except for the issue under dispute, both the Licensor and the Licensee shall perform their own duties under the Agreement in good faith.

16.	Applicable Law

The execution, validity, performance, interpretation and any disputes in respect of this Agreement shall be governed and construed by the laws of the PRC.

17.	Amendment And Supplement

Any amendment and supplement of this Agreement shall come into force only after a written agreement is signed by both the Licensor and the Licensee. The amendment and supplement duly executed by both the Licensor and the Licensee shall be part of this Agreement and shall have the same legal effect as this Agreement.

18.	Entire Agreement

This Agreement and all the agreements and/or documents referenced or specifically included herein constitute the entire agreement between the Licensor and the Licensee in respect of the subject matter hereof and supersede all prior oral or written agreements, contract, understanding and correspondence among them.

19.	Severability

Any provision of this Agreement that is invalid or unenforceable due to the violation of relevant laws in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

20.	Waiver

Any waiver of any rights, powers, or privileges under this Agreement shall not be deemed as a waiver of those rights, powers or privileges hereunder in the future or any other rights, powers or privileges hereunder then or in the future. Any whole or partial performance of any rights, powers, or privileges hereunder shall not exclude the performance of any other rights, power, or privileges hereunder.

21.	Exhibits

The Exhibits referred to in this Agreement are an integral part of this Agreement and have the same legal effect as this Agreement.

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IN WITNESS WHEREOF, the Licensor and the Licensee hereto have caused this Agreement to be duly executed on their behalf by a duly authorized representative as of the date first written above.

The Licensor: Shanghai Renren Automobile Technology Company Limited.

(Company Seal: /s/ Shanghai Renren Automobile Technology Company Limited.)

By:	/s/ Liu Jian
Authorized Representative: Liu Jian

The Licensee: Shanghai Jieying Automobile Sales Co., Ltd.

(Company Seal: /s/ Shanghai Jieying Automobile Sales Co., Ltd.)

By:	/s/ Wang Mingli
Authorized Representative: Wang Mingli

EXHIBIT 1

LIST OF LICENSED INTELLECTUAL PROPERTY RIGHTS UNDER THE AGREEMENT

Related software

EXHIBIT 2

CALCULATION METHOD AND FORM OF PAYMENT OF LICENSE FEE

1.	Both the Licensor and the Licensee agree that, in consideration of the IPR which the Licensor licenses to the Licensee, the Licensee shall pay the Licensor license fees. The amount, payment method and classification of the license fees and other relevant issues shall be determined based on the precondition that they facilitate the Licensor’s securing of all preferential treatments under the PRC tax policies, and shall be agreed through consultation by both the Licensor and the Licensee based on the following factors:

(1)	the number of users purchasing the Licensee’s products or receiving the Licensee’s service;

(2)	the types and number of the IPR actually used by the Licensee in selling products or providing services to its users; and

(3)	other factors as agreed upon by both the Licensor and the Licensee.

2.	Such license fees shall be paid on a monthly basis. The Licensee shall, prior to the fifteenth day of each month, pay the license fee for the previous month to the bank account designated by the Licensor, and fax or mail the copy of the remittance certificate to the Licensor after its remittance of the amount payable.

3.	If the Licensor deems the mechanism for determining license fees as stipulated hereunder to be inappropriate for whatever reason and needs to be adjusted, the Licensee shall, within seven (7) working days after receiving the written demand for such adjustment from the Licensor, conduct active and bona fide negotiations with the Licensor to ascertain new charging standards or mechanism that is based on bona fide adjustments which meet the current market conditions. Under any circumstances, if the Licensee fails to respond to such notice within seven (7) working days of receiving of the notice, it shall be deemed to have accepted the adjustments to the license fees.

4.	No adjustment to the license fees shall affect the effectiveness hereof or the performance of both the Licensor and the Licensee’ other obligations hereunder.

If the Licensor considers it helpful to the business of the Licensee, the Licensor may, at its sole discretion, reduce or exempt from payment the license fee in whole or in part.